                                                                      EXHIBIT 12

                OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (UNAUDITED)

(IN MILLIONS)
                                                                                        YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------------------
                                                                            1998      1997      1996      1995         1994
                                                                           ------    ------    ------    ------       ------
Earnings:
Income from continuing operations before taxes                             $  59     $ 147     $ 352     $ 137        $  77
Add (deduct):
    Equity in (income)loss of non-consolidated
        affiliates                                                             -        (1)       (2)       (2)           1

    Dividends received from non-consolidated
        affiliates                                                             -         1         1         1            1

    Interest capitalized, net of amortization                                 (1)        -        (2)        -            -

    Fixed charges as described below                                          31        36        42        55           47
                                                                           ------    ------    ------    ------       ------
        Total                                                              $  89     $ 183     $ 391     $ 191        $ 126
                                                                           ======    ======    ======    ======       ======

Fixed charges:
    Interest expense                                                       $  18     $  25     $  30     $  44        $  37

    Estimated interest factor in rent expense                                 13        11        12        11           10
                                                                           ------    ------    ------    ------       ------
        Total                                                              $  31     $  36     $  42     $  55        $  47
                                                                           ======    ======    ======    ======       ======

Ratio of earnings to fixed charges(a)                                        2.9       5.1       9.3       3.5          2.7
                                                                           ======    ======    ======    ======       ======

(a) Computation of ratio of earnings to fixed charges has been restated to reflect the spin-off of Arch Chemicals, Inc.